                                                                      EXHIBIT 12



                     THE HERTZ CORPORATION AND SUBSIDIARIES
         CONSOLIDATED COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (In Thousands of Dollars Except Ratios)

                                    Unaudited

                                                              Nine Months
                                                           Ended September 30,
                                                          ---------------------
                                                          1998             1997
                                                          ----             ----
Income before income taxes                               $388,335        $288,712


Interest expense                                          236,651         242,752


Portion of rent estimated to represent
    the interest factor                                    58,168          53,344
                                                         --------        --------


Earnings before income taxes and fixed charges           $683,154        $584,808
                                                         ========        ========


Interest expense (including capitalized interest)        $237,522        $243,164


Portion of rent estimated to represent
    the interest factor                                    58,168          53,344
                                                         --------        --------


Fixed charges                                            $295,690        $296,508
                                                         ========        ========



Ratio of earnings to fixed charges                            2.3             2.0
                                                         ========        ========

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